Exhibit 99.1

Sequential Brands Group Announces Global Licensing Partnership with BBC for Heelys Footwear

LOS ANGELES, December 21, 2012 (BUSINESS WIRE) -- Sequential Brands Group (OTC:SQBG) (“Sequential” or the “Company”) announced today that it entered into an exclusive, long-term global license agreement (the “License”) with BBC International LLC (“BBC”) for Heelys footwear. BBC is a leading global kids’ footwear organization with several other licenses including Polo Ralph Lauren, Warner Brothers and Disney.

Earlier this month, Sequential announced that an agreement and plan of merger was entered into with Heelys, Inc. (NASDAQ:HLYS), pursuant to which Sequential will acquire all of the outstanding shares of common stock of Heelys for $2.25 per share in cash, or approximately $63.2 million. The License between Sequential and BBC will begin upon closing of the merger.

“BBC International’s successful history and laser focus on branded children’s footwear and the skate market makes them the ideal partner for Sequential and the Heelys brand,” commented Sequential’s CEO, Yehuda Shmidman. “BBC’s Founder, Bobby Campbell, and his team have a strong passion for the Heelys brand, and we look forward to growing the business with them around the world.”

“We are excited about working with the current customers and expanding both the distribution and the new product assortment. We look forward to the partnership with Sequential Brands on the Heelys business and have many ideas on how to build the brand both domestically and internationally,” said BBC Founder and Managing Member, Bobby Campbell.

Founded in 1999, Heelys has been a breakout success in the world of action sports among children and teens with its innovative wheeled footwear. Heelys core product, Heelys-wheeled footwear, is patented dual purpose footwear that incorporates a stealth, removable wheel in the heel.

About Sequential Brands Group, Inc.

Sequential Brands Group, Inc. (OTC:SQBG) owns, promotes, markets and licenses a portfolio of consumer brands that presently include William Rast®, People's Liberation® and DVS® Action Sports. Sequential ensures that its brands continue to thrive and grow by employing strong brand management, design and marketing teams. Sequential has licensed and intends to license its brands in a variety of consumer categories to retailers, wholesalers and distributors in the United States and in certain international territories. For more information, please visit Sequential's corporate website at: www.sequentialbrandsgroup.com

About BBC International LLC

BBC International, a major footwear firm in the industry, was founded in 1975 by Chairman Robert Campbell. The company is the leading children's and skate footwear designer and marketer globally. BBC leads the kid’s footwear marketplace with creative design and advanced technology. They have secured many long-term, internationally recognized children’s licenses such as Polo Ralph Lauren, Sam Edelman, Guess, Born, OSIRUS and entertainment brands such as Marvel. Their ability to service all levels of quality fashion and distribution from department stores to mass market is the key to their success in the children’s arena. For more information, please visit BBC's corporate website at: www.bbcint.com

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this news release include statements regarding the Company's plans to grow its current brands, and its plans to execute on its pipeline of accretive acquisitions. Factors which could cause actual results to differ materially from these forward-looking statements include the Company’s ability to identify and acquire brands, the Company’s ability to license new and existing brands to third party retailers, distributors and manufacturers on terms acceptable to the Company, the Company's ability to develop and maintain strategic business relationships for its brands, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company's liquidity and financial strength to support its growth, and other information that may be detailed from time to time in the Company's filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	Sequential Brands Group, Inc.

Andrea Sobel, 213-745-2123

asobel@sequentialbrandsgroup.com